Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation

Stephen Webster

(484) 595-1500

ADOLOR CORPORATION ANNOUNCES RESTRUCTURING

— Forward Focus on ENTEREG® and OBD Program —

EXTON, PA, July 15, 2010 — Adolor Corporation (NasdaqGM: ADLR) today announced a reduction in force of 30 employees, or nearly 30% of its workforce, as well as other cost saving initiatives.

“This obviously is a difficult, but necessary, decision for the Company, and I want to thank the affected employees for their efforts on behalf of Adolor,” said Michael R. Dougherty, President and Chief Executive Officer.

As a result of the restructuring and other cost savings initiatives, the Company expects to significantly reduce its annualized cash burn.  Cash and investments at June 30, 2010 were approximately $62.3 million, which the Company believes will fund currently anticipated operating activities through 2012.  During the third quarter of 2010, the Company expects to record a cash restructuring charge of approximately $2.0 million, primarily related to severance and related expenses.

“Our restructuring provides Adolor with a fiscally responsible plan to fund its operations for more than two years without any near-term need to raise capital,” Mr. Dougherty continued.  “We will remain focused on our two primary business objectives: the continued growth of the ENTEREG brand and the advancement of our opioid bowel dysfunction (OBD) clinical development program through proof-of-concept studies in 2011.”

Separately, the Company announced that net product sales of ENTEREG for the three months ended June 30, 2010 were $6.3 million, compared to $2.4 million in the second quarter of 2009.  With this, first half 2010 net product sales are tracking slightly below the lower end of the Company’s internal net sales projections for this period, and the Company does not expect to be providing net sales guidance for ENTEREG for the remainder of 2010.

Complete financial results for the quarter ended June 30, 2010 will be released in late July.

About Adolor

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products.

Adolor’s first approved product in the United States is ENTEREG, which is indicated to accelerate the time to upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis.  ENTEREG is available for short-term use in hospitals registered under the E.A.S.E.™ Program.  For more information on ENTEREG, including its full prescribing information, visit www.ENTEREG.com.  In collaboration with GSK, the Company launched ENTEREG in mid-2008.

The Company’s research and development pipeline includes: two novel delta opioid receptor agonists, one of which currently is in mid-stage clinical development in collaboration with Pfizer Inc. for neuropathic pain; two opioid receptor antagonists, ADL7445 and ADL5945, entering development for chronic OBD; and several opioid and non-opioid discovery programs.

For more information, visit www.adolor.com.

Forward-Looking Statements

This press release, and oral statements made with respect to information contained in this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide Adolor’s current expectations or forecasts of future events.  These may include statements regarding market prospects for ENTEREG; anticipated scientific progress on Adolor’s research programs; development of potential pharmaceutical products, including the OBD program and the timing and results of any clinical studies of our compounds; interpretation of clinical results; prospects for regulatory approvals; the anticipated savings resulted from the restructuring, the amount of the restructuring charge to be recorded and the period through which the Company has sufficient cash to support operations; and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning or that otherwise express contingencies, goals, targets or future development.  These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, that could cause actual results and developments to differ materially from those expressed or implied in such statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries, as well as more specific risks and uncertainties facing Adolor such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Adolor urges you to carefully review and consider the disclosures found in its filings which are available at www.sec.gov and from Adolor at www.adolor.com.  Given the uncertainties affecting pharmaceutical companies such as Adolor, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Adolor undertakes no obligation to publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise, except as may be required by law.

This press release is available on the website http://www.adolor.com.